Exhibit 99.1

News Release

TranSwitch Corporation Announces a Business Re-organization and Restructuring in Line with the Company’s Growth Strategy and Narrows Guidance for the 3rd Quarter of 2011

SHELTON, CT – October 4, 2011 - TranSwitch Corporation (NASDAQ: TXCC) a leading provider of semiconductor solutions for multimedia connectivity and processing, as part of its ongoing strategy to focus resources on high-growth opportunities, today announced  a business re-organization and  restructuring to better align the Company’s R&D resources and other operating expenses towards its stated goals.

“TranSwitch has exciting growth opportunities in the High Definition (HD) video connectivity and multimedia processing markets.  Our recent introductions of HDplay™ products for HD video connectivity and Wireless 4G LTE Home Gateway solutions are the first generation of products aimed at such growth opportunities.  In addition to these, we have new products in development targeted at the mobile smart phone and tablet market segments,” said Dr. Khatibzadeh, President and CEO of TranSwitch.

“In order to better capitalize on these opportunities, we have realigned our R&D resources and organized the Company along two business units: High-Speed Interconnect and Telecom,” continued Dr. Khatibzadeh.  The following Executive organizational changes have been implemented:

Amir Bar-Niv: Vice President and GM of the High-Speed Interconnect Business
Kris Shankar: Sr. Vice President and GM of the Telecom Business
Ted Chung: Vice President of Business Development and Worldwide Sales
Dale Montrone: Vice President of Operations and Telecom Engineering

Michael Macari, formerly VP of Operations and Engineering has resigned from TranSwitch effective October 6, 2011 to pursue other opportunities.  “On behalf of the entire TranSwitch organization, I would like to thank Mike for his outstanding contributions to TranSwitch through the years and wish him the very best in his next endeavor.” continued Dr. Khatibzadeh.

The reorganization and restructuring will be concluded during the fourth quarter ending December 31, 2011.  TranSwitch expects that these restructuring actions and other cost reduction initiatives will result in annual savings of approximately $3.6 million and that these savings will begin to be recognized in the fourth quarter of 2011. Of this amount, TranSwitch expects annual savings of approximately $3.2 million in reduced employee related costs including base salary reductions and $0.4 million from other cost savings initiatives.

In connection with the restructuring, TranSwitch expects to incur pre-tax restructuring charges of approximately $0.9 million which will be cash expenditures primarily for employee related costs.  The Company expects these charges to be recorded in the third quarter of 2011.

“The objective of the corporate reorganization is to ensure that our operations are aligned with high growth opportunities and I believe that these changes announced today will go a long way toward that goal,” stated Mr. Robert Bosi, Vice President and Chief Financial Officer of TranSwitch Corporation.  “Once these actions are completed, our quarterly operating expenses should be around $6.6 million on a non-GAAP basis excluding one-time expenses related to product tooling.”

Business Re-organization and Restructuring in Line with the Company’s Growth Strategy and Narrows Guidance for the 3rd Quarter of 2011	page 2

The Company also expects its fiscal third quarter 2011 revenue to be in the range of $6.5 million to $7 million compared to the guidance provided on August 8, 2011 of roughly $7 million.  The Company expects to report complete third quarter 2011 financial results in early November 2011 and will announce details when they are available.

About TranSwitch Corporation
TranSwitch Corporation (NASDAQ: TXCC) designs, develops and supplies innovative semiconductor and intellectual property (IP) solutions that provide core functionality for voice, data and video communications equipment for network, enterprise and customer premises applications.  Founded in 1988, TranSwitch® is headquartered in Shelton, CT.  The Company provides integrated multi-core network processor System-on-a-Chip (SoC) solutions and software solutions for fixed, 3G and 4G Mobile, VoIP and Multimedia Infrastructures.  For the customer premises market the Company offers a family of communications processors that provide best-in-class performance for a range of applications and also provide interoperable connectivity solutions that enable the reliable distribution and presentation of high-definition (HD) content for consumer electronics and personal computer markets.  Our intellectual property (IP) products are compliant with global industry standards such as HDMI and DisplayPort and also feature our proprietary HDP™ and AnyCable™ technologies.  For more information, please visit www.transwitch.com

Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are subject to certain risks, uncertainties and assumptions.  These risks and uncertainties, which are more fully described in TranSwitch’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumption prove incorrect, actual results may vary in material aspects from those currently anticipated.

TranSwitch is a registered trademark of TranSwitch Corporation.

For more information contact:

Mary Lombardo
Investor Relations
Phone: 203-929-8810 ext.2254

Robert A. Bosi
Vice President and Chief Financial Officer
Phone: 203-929-8810 ext.2465

TranSwitch Corporation  3 Enterprise Drive  Shelton, CT  06484 USA  (203) 929-8810  Fax: (203) 926-9453  www.transwitch.com